Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

AVISTA CAPITAL PARTNERS COMMENCES CASH TENDER OFFER FOR

ALL OUTSTANDING SHARES OF TELULAR CORPORATION

NEW YORK, NY, May 10, 2013—Avista Capital Partners today announced that ACP Tower Merger Sub, Inc. (“Purchaser”) has commenced the previously announced cash tender offer for all outstanding shares of common stock of Telular Corporation (NASDAQ: WRLS) at a price of $12.61 net per share, without interest and less applicable withholding taxes thereon.

The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of April 29, 2013, among Telular, Purchaser and ACP Tower Holdings, LLC (“Parent”), which Avista Capital Partners and Telular Corporation announced on April 29, 2013. Purchaser and Parent are controlled by Avista Capital Partners.

The Telular board of directors unanimously approved the proposed acquisition by Avista Capital Partners and recommends that Telular’s stockholders accept the offer and tender their shares to Purchaser in the tender offer.

The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight (New York City time) at the end of the day on Friday, June 7, 2013, unless the tender offer is extended or earlier terminated.

Complete terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and other related materials that will be filed by Parent and Purchaser with the Securities and Exchange Commission (“SEC”) on May 10, 2013. In addition, on May 10, 2013, Telular will file a solicitation /recommendation statement on Schedule 14D-9 with the SEC relating to the tender offer.

Copies of the Offer to Purchase, Letter of Transmittal and other related material are available free of charge from Morrow & Co., LLC, the information agent for the tender offer, toll-free at (800) 607-0088. Banks and brokers may call collect at (203) 658-9400. Continental Stock Transfer & Trust Company is acting as depositary for the tender offer.

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with over $5 billion under management and offices in New York, Houston and London.  Founded in 2005, Avista’s strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, communications & media, industrials, and consumer businesses.  Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

Additional Information About the Tender Offer

The tender offer described in this news release has commenced, but this news release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Telular. Purchaser will file on May 10, 2013 a tender offer statement on Schedule TO with the SEC and Telular will file on May 10, 2013 a solicitation/recommendation on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of Telular common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as each may be amended from time to time, will contain important information that should be read carefully by Telular’s stockholders before any decision is made with respect to the tender offer.  These materials will be sent free of charge to all of Telular’s stockholders when available. The tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.

TELULAR STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Media Contacts for Avista Capital Partners:

James David or Jeffrey Taufield

Kekst and Company

212-521-4800